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                                                                    EXHIBIT 99.5

                   CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

         I, Leonard D. Schaeffer, hereby consent to being named in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (and any amendments thereto) filed by Anthem, Inc. ("Anthem") in connection with the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp. and WellPoint Health Networks Inc. as a person who will become a director of Anthem upon the consummation of the transactions contemplated therein.



November 26, 2003
         --
                                                        /s/ Leonard D. Schaeffer
                                                        ------------------------
                                                        Leonard D. Schaeffer